Exhibit 99.1

Identix Reports Fiscal Third Quarter Results

    MINNETONKA, Minn.--(BUSINESS WIRE)--April 26, 2006--Identix Incorporated (Nasdaq:IDNX) today reported financial results for its fiscal 2006 third quarter and nine months ended March 31, 2006. Fiscal 2006 third quarter revenues were $20.8 million, compared to year-earlier third quarter revenues of $20.3 million. Overall fiscal 2006 third quarter gross margin improved to 37% of revenues, compared to the year earlier gross margin of 34%. The net loss for the fiscal 2006 third quarter was $3.8 million, or $0.04 per share, compared to a net loss for the fiscal 2005 third quarter of $1.9 million, or $0.02 per share. The fiscal 2006 third quarter net loss includes $1.1 million, or $0.01 per share, in expenses related to the Company's pending merger with Viisage Technology, Inc. (Nasdaq:VISG), severance expense of $0.2 million associated with the previously announced reduction in field services staff, and stock-based compensation expense of $0.2 million due to the Company's July 1, 2005 adoption of Statement No. 123R related to the expensing of employee stock options.
    Fiscal 2006 third quarter product revenue grew 13%, to $13.7 million, compared to year earlier third quarter product revenues of $12.1 million. Higher software revenue contribution and expanding hardware margins led to fiscal 2006 third quarter product gross margin increasing to 46% of product revenues, compared to year-earlier product gross margin of 40%. As expected, services revenues for the 2006 third quarter declined to $7.1 million, with gross margin of 18% of services revenue, compared to year-earlier services revenues of $8.1 million and services gross margin of 25%. The Company continues to replace the older legacy Identix Live Scan systems that currently require extensive field service costs. The majority of these systems are expected to be replaced in calendar 2006.
    The Company's balance sheet remains solid with no debt and $35.1 million in cash, restricted cash and marketable securities as of March 31, 2006, up $2.2 million from December 31, 2005.
    Identix President & CEO Dr. Joseph J. Atick commented, "During our fiscal 2006 third quarter, we significantly increased the breadth and depth of our product offerings. The National Institute of Standards & Technology (NIST) testing report identified Identix' newest fingerprint matching technology offering, BioEngine(R) 6, as a top performing, AFIS-Grade algorithm. NIST tested a total of 21 algorithms from 10 vendors on large scale, existing, real-world databases, including U.S. VISIT airport captures, Mexico/U.S. land crossings, and worldwide U.S. Visa applications. We submitted one algorithm, which was shown by NIST to be in the top three in performance in all of the tests. We expect to incorporate our AFIS-Grade algorithm into a complete suite of applications and work flow engines that will enable us to begin to deliver end-to-end criminal and civil AFIS capabilities during the third calendar quarter of 2006. With the addition of a full suite of AFIS offerings, Identix will be even better positioned to compete head to head with the established AFIS companies for some of the largest opportunities in the biometrics space both in terms of revenue dollars and profitability.
    "Our confidence in the near- and long-term outlook for the biometrics industry and for Identix remains high as we continue to see the value of RFPs and awards increase. We believe Identix and the industry are at an important inflection point as programs begin to move forward," Atick continued. "Identix is winning meaningful contracts, as evidenced by our third consecutive quarter with biometrics-related revenues exceeding $20 million. While our base of business is growing, contract timing can create quarterly deviations in revenues and profitability. Specifically," he said, "we experienced customer delays on several contracts that we have already won in the Middle East. We continue to see this as a very active region where we are doing significant business, but the potential for delays exists.
    "The dynamics of the marketplace in terms of the size of the contracts we are bidding on has changed dramatically. In calendar 2006 alone," Atick said, "we have submitted, or are preparing to submit, responses to RFPs for large-scale biometric programs representing potential 2006 contract value for Identix of approximately $200 million. This figure does not take into account some of the highest profile programs being discussed such as TWIC, Registered Traveler and international e-passport programs, each of which represents potential upside for calendar 2006. The $200 million in near-term programs consist primarily of National ID and border crossing programs, as well as other international civil ID programs and some U.S. Federal travel-related programs such as US Visit. Many of these programs, individually, are expected to have a potential value of between $5-10 million for biometric solutions alone; a few are expected to be in the $25-50 million range. We believe the robust size and number of identified, near term, large scale biometric programs reflects a market that is growing at an accelerated rate." Atick added, "Importantly, the near-term awards we have identified do not include worldwide AFIS opportunities, a market in which we intend to compete vigorously and one that we believe represents revenue upside for Identix."

    Additional fiscal 2006 third quarter highlights included:

    -- More than $7 million in new live scan awards from new and existing customers, including law enforcement agencies in California and Maryland, the US Army, and several agencies under the Department of Homeland security.

    -- Several new international contract wins including voter ID programs, National ID programs using facial recognition, e-passport enrollment, law enforcement transit screening and enforcement and commercial applications aimed at the consumer markets.

    -- Continued penetration into the commercial healthcare market for fingerprint-based single sign-on logical access security solutions, including more than 5,000 fingerprint readers and 7,000 seat licenses.

    Revenues for the first nine months of the fiscal 2006 year grew 19% to $65.7 million compared to $55.4 million for fiscal 2005. The net loss for the fiscal 2006 nine months decreased to $6.1 million, or $0.07 per fully diluted share, compared to a net loss of $9.5 million, or $0.11 per fully diluted share in 2005 for the first nine months of fiscal 2005; marking a 36% year-over-year improvement in the Company's bottom line results. The loss for the first nine months of fiscal 2006 includes $1.1 million, or $0.01, in expenses related to the Company's pending merger with Viisage, severance expense of $0.2 million associated with a previously announced reduction in field services staff, and stock-based compensation expense of $0.7 million due to the Company's adoption of Statement No. 123R on July 1, 2005.
    Fiscal 2006 first nine months product revenues grew 45%, to $44.4 million, compared to year earlier first nine months product revenues of $30.7 million. Increasing hardware margins and larger software-based revenue contribution led to fiscal 2006 first nine months product gross margin increasing by 17 percentage points to 46% of product revenues, when compared to year-earlier product gross margin of 29%. As expected, services revenues for the 2006 first nine months declined to $21.2 million with gross margin of 18% of services revenue, compared to year-earlier services revenues of $24.8 million and services gross margin of 26%.
    "We currently remain on track to close the pending merger with Viisage during the June 2006 quarter," Atick said. "As announced at the end of March, the U.S. Department of Justice granted early termination of the Hart-Scott-Rodino antitrust review process, removing a closing condition of the proposed merger. Teams comprised of employees from both companies are diligently planning for a seamless integration to ensure that upon consummation of the merger the combined company will be positioned to hit the ground running and immediately capitalize on the numerous synergies and efficiencies that have been identified. We are confident that the combined company will be well positioned to fully benefit from the increasing market opportunities before us as the industry's most comprehensive single platform for multi-modal finger, face, skin and imaging identity solutions."
    Since the merger remains on track to close prior to June 30, 2006, the end of the Company's 2006 fiscal year, the Company does not currently expect to report, as a standalone company, operating results for its fiscal 2006 fourth quarter. Accordingly, the Company is not providing any forward looking expectations.

    EBITDA

    EBITDA for the first nine months of fiscal 2006 improved significantly to negative EBITDA of $2.6, when compared to year earlier EBITDA of negative $5.2 million. The improvements are based on expanding gross margins due to higher software contribution to revenues and growing hardware margins. Identix has also been focused on reducing costs across all business and operating areas. Identix expects these positive trends to continue.
    Identix is reporting EBITDA as a non-GAAP financial performance measurement. The Company calculates EBITDA by adding back to its loss from continuing operations interest, taxes, depreciation and amortization. EBITDA is provided as a complement to results provided in accordance with GAAP, as management believes the measures help illustrate underlying operating trends in the Company's business. Identix' EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP.


                               Three Months Ended   Nine Months Ended
                                    March 31,           March 31,
$ in Thousands                   2006      2005      2006      2005
                               --------- --------- --------- ---------

Loss from continuing
 operations                     $(3,830)  $(1,925)  $(6,300)  $(9,523)

Add:
Depreciation and amortization     1,514     1,560     4,488     4,836
Interest (income) expense, net     (290)     (201)     (783)     (562)
Provision (benefit) for income
 taxes                               (6)       11       (44)       33
                               --------- --------- --------- ---------

EBITDA                          $(2,612)    $(555)  $(2,639)  $(5,216)
                               ========= ========= ========= =========

Stock option expense included
 above                             $231         -      $742       $14
Net restructuring and other
 included above                  $1,335         -    $1,335     $(620)


    Conference Call Information

    The Company will host a webcast tomorrow at 9:00 am EST. The webcast will be broadcast live and may be accessed at the Company's website at http://www.shareholder.com/identix/medialist.cfm. To listen to the live webcast, please visit the Identix Investor Relations web site and click on the conference call button at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay will be available at the same location shortly after the call. For those without Internet access, a telephonic replay will be available approximately 2 hours following the call until 11:59 p.m. Eastern time, Tuesday, May 2, 2006, and may be accessed at (800) 642-1687 by entering conference ID # 7870067.

    About Identix Incorporated

    Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric technology company. Identix provides fingerprint, facial and skin biometric technologies, as well as systems, and critical system components that empower the identification of individuals in large-scale ID and ID management programs. The Company's offerings include live scan systems and services for biometric data capture, mobile systems for on-the-spot ID, and backend standards-based modules and software components for biometric matching and data mining. Identix products are used to conduct background checks, speed travel and commerce via secure identification documents, prevent identity fraud in large-scale government and civil ID programs, and control access to secure areas and networks. With a global network of partners, such as leading system integrators, defense prime contractors and OEMs, Identix serves a broad range of markets including government, law enforcement, gaming, finance, travel, transportation, corporate enterprise and healthcare.
    More information on Identix can be accessed via the Company web site at http://www.identix.com.

    Forward-Looking Statements

    The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations and beliefs and are subject to a number of risks and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Risks and uncertainties include, without limitation, those related to: the availability of funding from government and other customers; the readiness of customers to accept delivery of products on a timely basis; the ability of the Company to achieve targeted levels of hardware, software and related component mix; the ability of the Company to timely complete a full suite of end to end AFIS capabilities and successfully compete in that marketplace; the ability of the Company to win and successfully implement on a growing number of large scale biometrics programs domestically and internationally; and increasing levels of competition. In addition, such risks and uncertainties include, among others, the following risks: that the merger with Viisage Technology will not close, that the regulatory or shareholders approval will not be obtained, that the closing will be delayed, that customers and partners will not react favorably to the merger, integration risks, the risk that the combined companies may be unable to achieve cost-cutting synergies, and other risks described in Identix' and Viisage's Securities and Exchange Commission filings, including the Registration Statement on Form S-4 to be filed with the SEC in connection with the transaction, Identix' Annual Report on Form 10-K for the year ended June 30, 2005 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Viisage's Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended April 3, 2005, July 3, 2005 and October 2, 2005 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Neither Identix nor Viisage undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release.

    Additional Information and Where to Find It

    Investors and security holders of both Identix and Viisage are advised to read the joint proxy statement/prospectus regarding the business combination transaction referred to in the material below, when it becomes available, because it will contain important information. Identix and Viisage expect to mail a joint proxy statement/prospectus about the transaction to their respective stockholders. This joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by both companies. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by the companies at the Securities and Exchange Commission's web site at http://www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained from Identix or Viisage by directing such requests to the companies.

    Participants In Solicitation

    Viisage, Identix and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning Viisage's participants is set forth in the proxy statement dated, November 21, 2005, for Viisage's special meeting of shareholders held on December 16, 2005 as filed with the SEC on Schedule 14A. Information concerning Identix' participants is set forth in the proxy statement, dated October 6, 2005, for Identix' 2005 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Viisage and Identix in the solicitation of proxies in respect of the merger will be included in the registration statement and joint proxy statement/prospectus to be filed with the SEC.


                         IDENTIX INCORPORATED
           CONSOLIDATED  CONDENSED STATEMENT OF OPERATIONS
         (Unaudited, In Thousands, Except Per Share Amounts)

                               Three Months Ended   Nine Months Ended
                                    March 31,           March 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Revenues:
  Product revenue               $13,698   $12,119   $44,445   $30,683
  Services revenue                7,099     8,133    21,247    24,750
                               --------- --------- --------- ---------
     Total revenue               20,797    20,252    65,692    55,433
Cost of revenues:
  Cost of product revenue:
     Excluding the
      amortization of acquired
      intangible assets           6,333     6,285    20,741    18,563
     Amortization of acquired
      intangible assets           1,063     1,033     3,140     3,098
  Cost of service revenue         5,803     6,140    17,390    18,249
                               --------- --------- --------- ---------
     Total cost of revenue       13,199    13,458    41,271    39,910
Gross profit:
   Product gross profit           6,302     4,801    20,564     9,022
   Service gross profit           1,296     1,993     3,857     6,501
                               --------- --------- --------- ---------
       Total gross profit         7,598     6,794    24,421    15,523
Operating expenses:
   Selling and marketing          3,445     3,179     9,737     8,744
   Research and development       3,650     3,029     9,867     8,345
   General and administrative     3,121     3,013    10,033     9,215
   Amortization of acquired
    intangible assets               202       250       622       754
   Restructuring and other,
    net                           1,335       ---     1,335      (620)
                               --------- --------- --------- ---------
       Total operating
        expenses                 11,753     9,471    31,594    26,438
                               --------- --------- --------- ---------
Loss from operations             (4,155)   (2,677)   (7,173)  (10,915)
Interest and other income, net      319       763       829     1,425
                               --------- --------- --------- ---------
Loss from continuing
 operations before income
 taxes                           (3,836)   (1,914)   (6,344)   (9,490)
(Provision) benefit for income
 taxes                                6       (11)       44       (33)
                               --------- --------- --------- ---------
Loss from continuing
 operations                      (3,830)   (1,925)   (6,300)   (9,523)
Discontinued operations:
  Gain on sale of IPS, net of
   provision for income taxes       ---       ---       213       ---
                               --------- --------- --------- ---------
     Income from discontinued
      operations                    ---       ---       213       ---
                               --------- --------- --------- ---------
Net loss                        $(3,830)  $(1,925)  $(6,087)  $(9,523)
                               ========= ========= ========= =========
Basic and diluted loss per
 share:
   Continuing operations         $(0.04)   $(0.02)   $(0.07)   $(0.11)
   Discontinued operations          ---       ---      0.00       ---
                               --------- --------- --------- ---------
   Basic and diluted loss per
    share                        $(0.04)   $(0.02)   $(0.07)   $(0.11)
                               ========= ========= ========= =========
Weighted average shares
 outstanding:
   basic and diluted             89,406    88,834    89,158    88,620
                               ========= ========= ========= =========


                         IDENTIX INCORPORATED
                     CONSOLIDATED BALANCE SHEETS
                      (Unaudited, In Thousands)

                                                  Mar. 31,   Jun. 30,
                                                    2006       2005
                                                 ---------- ----------

Assets
Cash and cash equivalents                          $24,093    $22,445
Marketable securities                                9,827      9,753
Restricted cash                                        549      2,649
Accounts receivable, net                            17,801     15,376
Inventories, net                                     5,502      6,340
Prepaid expenses and other assets                      936        928
                                                 ---------- ----------
    Total current assets                            58,708     57,491

Restricted cash                                        633        933
Property and equipment, net                          3,086      1,738
Goodwill                                           141,213    141,213
Acquired intangible assets, net                     10,852     13,363
Other assets                                           314        317
                                                 ---------- ----------
Total assets                                      $214,806   $215,055
                                                 ========== ==========

Liabilities and stockholders' equity
Accounts payable                                    $6,899     $6,597
Accrued compensation                                 3,601      3,894
Other accrued liabilities                            3,775      3,634
Deferred revenue                                     7,245      6,738
                                                 ---------- ----------
       Total current liabilities                    21,520     20,863

Deferred revenue, net of current portion             3,040      1,947
Other liabilities                                      495        159
                                                 ---------- ----------
     Total liabilities                              25,055     22,969

Stockholders' equity
    Common stock                                       896        889
    Additional paid-in capital                     556,252    552,507
    Accumulated deficit                           (367,246)  (361,159)
    Accumulated other comprehensive loss              (151)      (151)
                                                 ---------- ----------
       Total stockholders' equity                  189,751    192,086
                                                 ---------- ----------
Total liabilities and stockholders' equity        $214,806   $215,055
                                                 ========== ==========


    CONTACT: Identix Incorporated, Minnetonka
             Investor Relations:
             Damon Wright, 952-979-8485
             damon.wright@identix.com